EXPLANATORY NOTE

This Amendment No. 1 to the Regulation A Offering Statement on Form 1-A filed by PogoTec, Inc. on November 16, 2017 (the “Original Filing”) is being filed solely to file Exhibit 13 to the Original Filing as set forth below in Part III - Exhibits. No changes have been made to Part II of the Original Filing. Accordingly, it has been omitted.

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1**	Amended and Restated Certificate of Incorporation dated August 24, 2016
2.2**	Certificate of Amendment dated April 4, 2017
2.3*	Proposed Amended and Restated Certificate of Incorporation
2.4**	Bylaws adopted November 3, 2014
2.5*	Proposed Amended and Restated Bylaws
3.1**	Form of Common Stock Warrant
3.2**	Form of Series A Preferred Stock Warrant
3.3**	Form of Series A-1 Preferred Stock Warrant issued in connection with the issuance of certain promissory notes
3.4**	Form of Series A-1 Preferred Stock Warrant issued in connection with the Series A-1 Preferred Stock Purchase Agreement dated July 20, 2015
3.5**	Form of Series B Preferred Stock Warrant
3.6**	Series A Preferred Stock Purchase Agreement dated March 12, 2015
3.7**	Series A-1 Preferred Stock Purchase Agreement dated July 20, 2015
3.8**	Series B Preferred Stock Purchase Agreement dated August 24, 2016
3.9**	Amendment No. 1 to Series B Preferred Stock Purchase Agreement dated January 4, 2017
3.10**	Amendment No. 2 to Series B Preferred Stock Purchase Agreement dated April 4, 2017
3.11**	Loan Agreement with Pacific Western Bank dated June 14, 2017
3.12**	First Amendment to Loan Agreement dated June 29, 2017
3.13**	Second Amendment to Loan Agreement dated July 12, 2017
3.14**	Third Amendment to Loan Agreement dated November 1, 2017
3.15**	Contribution, Indemnity, Intercreditor and Collateral Agency Agreement dated June 14, 2017
3.16**	Intellectual Property Security Agreement dated June 14, 2017
3.17**	Confirmatory Grant of Security Interest in Intellectual Property dated June 14, 2017
3.18**	Form of Subordination Agreement
3.19*	Group 2 Warrant Issuance Agreement dated June 14, 2017
3.20**	Group 1 Note Purchase Agreement dated June 14, 2017
3.21**	Group 2 Note Purchase Agreement dated September 19, 2017
3.22**	Group 1 to Group 2 Conversion Agreement dated October 24, 2017
3.23**	Note Purchase Agreement, dated as of July 8, 2016 and form of Note with Harry Edelson
3.24**	Note and Warrant Purchase Agreement, dated as of November 1, 2017
3.25**	2015 Stock Option Plan
3.26*	2017 Stock Option Plan
3.27**	Intercreditor Agreement Between Group A Investors and Group B Investors dated November 2, 2017
4.1*	Form of Subscription Agreement
6.1*	Design Services Agreement with Jabil Inc.
6.2*	Manufacturing Services Agreement with Jabil Inc. and Jabil Circuit (Singapore) Pte. Ltd.
6.3*	Employment Agreement with Brendan Sheil
6.4**	Amended and Restated Promissory Note with Ronald Blum dated November 3, 2017
6.5**	Amended and Restated Promissory Note with Brendan Sheil dated November 3, 2017
6.6*	Employment Agreement with Ronald Blum
6.7*	Employment Agreement with William Kokonaski
6.8**	Employment Agreement with Timothy Haley
8.1*	Escrow Agreement
10**	Power of Attorney (included in signature page)
11.1**	Consent of Marcum LLP
11.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 12.1)
12.1*	Opinion of Dorsey & Whitney LLP
13	Testing the Waters Material - Video Transcript

* To be filed by amendment

** Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on December 1, 2017.

(Exact name of issuer as specified in its charter):	PogoTec, Inc.

By (Signature and Title):	/s/ Brendan B. Sheil
Chief Executive Officer (Principal Executive Officer).

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Brendan Sheil and Diane Munn, or any of them individually, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this offering statement and any and all further amendments thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brendan B. Sheil	President and Chief Executive Officer, Director	December 1, 2017
Brendan B. Sheil	(Principal Executive Officer)

/s/ Diane Munn	Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2017
Diane Munn

/s/ Harry Edelson	Chairman of the Board of Directors, Director	December 1, 2017
Harry Edelson

/s/ Ronald Blum	Director	December 1, 2017
Ronald Blum

/s/ Edward Greene	Director	December 1, 2017
Edward Greene

/s/ Alan Read Ziegler Jr.	Director	December 1, 2017
Alan Read Ziegler Jr.

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